EXHIBIT 99.1

TPT Global Tech Subsidiary Signs Merger Agreement with Education System Management Which Merged Company Will Specialize in Behavioral Health and Telemedicine

TPT Global Tech and TPT MedTech Subsidiary and EDSM merger will focus on technology, med-tech and behavioral health serving communities in need with TPT shareholders receiving subsidiary stock as a dividend

SAN DIEGO, CA / ACCESSWIRE / June 22, 2021 / TPT Global Tech, Inc. (“TPTW” or the “Company”) (OTCQB:TPTW) today announced its subsidiary, TPT Strategic (“TPT Strategic” OTCBB: INOQ) has signed a merger agreement with Education Systems Management, LLC (“EDSM”) to create a merged public entity. As previously promised, it is the intent that current TPT shareholders will receive TPT Strategic stock as a dividend after the merger is complete and appropriate shares are registered with the SEC under a registration rights agreement. TPT Strategic will become a non controlling interest to TPTW after the merger. In addition, both parties will enter into a software development and licensing agreement for the development of a standalone backend and front-end telemedicine technology platform which is not to exceed $3.5M in cost. Currently, EDSM has approximately $4 million in revenue and is profitable. Closing is expected on or before August 1, 2021.

As was first announced, each company will bring to the new entity the ability to market an array of products and services across the country that will include, but are not be limited to, consulting and medical staffing for TPT MedTech’s QuikLAB™ and QuikPASS™ infrastructure build out for proposed strategic testing through its high complexity laboratories. Beyond that, the new entity will provide testing, research and development for COVID-19 and other infectious diseases, Pharmocogenics (PGx), and Toxicology to include just a few. Additionally, there will be a focus on Primary Care, Specialized Subspecialties such as Behavioral Health, School Based Health Care with Mental Health monitoring via High Tech POS/EHR Streamlined Systems around the nation. The newly merged business has also pledged to support a higher research contribution and more testing for Sickle Cell.

In merging its subsidiary with Education System Management, TPT will be aligning itself with one of the nation’s most prominent citizens and a universally revered community leader, Dr. Carroll Harrison Braddy. Dr. Braddy is the CEO and Founder of EDSM which is the parent company of National Youth Placement Corporation www.nationalyouthplacement.org, an organization dedicated to assisting at-risk youth through evidenced-based programs and providing comprehensive treatments for these adolescents. Specifically, Dr. Braddy’s specialty is in behavioral health and addiction disease.

“TPT Global and its subsidiaries are always seeking symbiotic relationships that play to our core strengths that bolster shareholder value. This merger is a perfect example of just that and we are very pleased to keep our promise and intent to deliver the TPT Strategic share dividends to our TPT Global Tech Shareholders,” said Stephen Thomas, Chairman & CEO of TPT Global Tech. “We hold much promise for this relationship given that EDSM founder Dr. Braddy is among the most highly respected leaders in the country for his work in Behavioral Science and Juvenile Justice as well as Restorative Reform. The new entity will be perfectly positioned to capitalize on his experience and connections.”

As a leading Behavioral Scientist, Dr. Braddy developed one of the first Intensive Residential Treatment Facilities-ASAM 3.5(American Society of Addiction Medicine) for adolescents in Georgia. The facility is accredited with two locations, and several outpatient clinics. Dr. Braddy’s philanthropic efforts are centered on children with special needs, autism research, neuroscience, global education and urban city revitalization. Managing assets in the tens-of-millions, Dr. Braddy, who has dedicated so much of his professional career to serving at-risk citizens, particularly urban youth, desires is to continue his work in community development, implementing and building treatment facilities throughout the country for behavioral health and addiction treatment. He currently, serves on several non-profit boards, governmental administrative boards and serves as a senior expert consultant for local and state government. EDSM has been studied by the University of Utah which resulted in a white paper showing ESM as one of the nation’s most comprehensive treatment programs in a national comparative analysis. In addition to expanding TPT’s reach, we know that working closely and in coordination with Dr. Braddy and his team further illustrates our commitment to helping all communities, particularly underserved communities, in the State and across the country.”

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“I’m excited about such a strong merger. At EDSM, we believe in the power of serving humanity. This merger will address behavioral heath and science breakthroughs through the use of artificial technology, laboratory medicine, substance abuse treatment and education, just to name a few. Our research division and development teams will collaborate together to immediately begin to solve many of the needs that will globally impact our people all around the world. To this regard, EDSM will remain faithful to its call; to serve humanity and speak for the unspoken,” said Carroll Harrison Braddy, MD, DBH MBA and CEO of Education System Management of Atlanta.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. It’s TPT MedTech subsidiary is a provider of Covid/Health testing services on a global scale and its industry-leading platforms are helping travelers get back to travel, events take place and generally speaking helping life get back to a new normal. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT’s cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today’s global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories and Global Roaming Cell phones.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as “believes,” “looking ahead,” “anticipates,” “estimates” and other terms with similar meaning. Specifically, statements about the Company’s plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Shep Doniger
561-637-5750
sdoniger@bdcginc.com

IR-Frank Benedetto
619-915-9422

SOURCE: TPT Global Tech, Inc.

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